REPORT OF MANAGEMENT

The management of PacifiCorp is responsible for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

     The Company's financial statements were audited by Deloitte & Touche LLP ("Deloitte & Touche"), independent public accountants. Management made available to Deloitte & Touche all the Company's financial records and related data, as well as the minutes of shareholders' and directors' meetings.

     Management of the Company established and maintains an internal control structure that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of materially fraudulent financial reporting. The Company maintains an internal auditing program that independently assesses the effectiveness of the internal control structure and recommends possible improvements. Deloitte & Touche considered that internal control structure in connection with their audit. Management reviews significant recommendations by the internal auditors and Deloitte & Touche concerning the Company's internal control structure and ensures appropriate cost-effective actions are taken.

     The Company's "Guide to Business Conduct" is distributed to employees throughout the Company to provide a basis for ethical standards and conduct. The guide addresses, among other things, potential conflicts of interests and compliance with laws, including those relating to financial disclosure and the confidentiality of proprietary information. In early 1998, the Company formed a Business Conduct Group in order to dedicate more resources to business conduct issues, and to provide more consistent and thorough communications and training in legal compliance and ethical conduct.

     The Audit Committee of the Board of Directors is comprised solely of outside directors. It meets at least quarterly with management, Deloitte & Touche, internal auditors and counsel to review the work of each and ensure the Committee's responsibilities are being properly discharged. Deloitte & Touche and internal auditors have free access to the Committee, without management present, to discuss, among other things, their audit work and their evaluations of the adequacy of the internal control structure and the quality of financial reporting.



/s/ Richard T. O'Brien


RICHARD T. O'BRIEN
Senior Vice President and Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS AND
BOARD OF DIRECTORS OF PACIFICORP:

We have audited the accompanying consolidated balance sheets of PacifiCorp and subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated income and retained earnings and of consolidated cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of PacifiCorp and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Portland, Oregon
February 3, 1998 (March 2, 1998 as to Note 2)


                                                           PACIFICORP       P.41

STATEMENTS OF CONSOLIDATED INCOME AND RETAINED EARNINGS

MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS/FOR THE YEAR       1997             1996             1995
-----------------------------------------------------------------------------------------------------------------------------
REVENUES                                                      $6,278.0        $ 3,803.7         $ 2,806.8
                                                              --------------------------------------------
EXPENSES
  Operations and maintenance                                   4,394.0          1,949.3           1,291.6
  Administrative and general                                     334.4            244.8             186.6
  Depreciation and amortization                                  476.9            423.8             333.7
  Taxes, other than income taxes                                  99.8             99.4             104.3
  Special charges                                                170.4               --                --
                                                              --------------------------------------------
  Total                                                        5,475.5          2,717.3           1,916.2
                                                              --------------------------------------------

INCOME FROM OPERATIONS                                           802.5          1,086.4             890.6
                                                              --------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                               439.5            415.0             336.4
  Interest capitalized                                           (12.5)           (11.4)            (14.9)
  Minority interest and other                                     40.6             16.2             (24.7)
                                                              --------------------------------------------
  Total                                                          467.6            419.8             296.8
                                                              --------------------------------------------

Income from continuing operations
  before income taxes                                            334.9            666.6             593.8
Income tax expense                                               109.5            236.4             191.8
                                                              --------------------------------------------

INCOME FROM CONTINUING OPERATIONS
  BEFORE EXTRAORDINARY ITEM                                      225.4            430.2             402.0

DISCONTINUED OPERATIONS (less applicable
  income tax expense: 1997/$363.4,
  1996/$47.5 and 1995/$47.0)                                     454.3             74.7             103.0

EXTRAORDINARY LOSS FROM REGULATORY
  ASSET IMPAIRMENT (less applicable
  income tax expense of $9.6)                                    (16.0)              --                --
                                                              --------------------------------------------

NET INCOME                                                       663.7            504.9             505.0

RETAINED EARNINGS, JANUARY 1                                     782.8            632.4             474.3
Cash dividends declared
  Preferred stock                                                (20.0)           (29.1)            (38.4)
  Common stock per share of $1.08                               (320.0)          (317.9)           (306.6)
Preferred stock retired                                           (0.2)            (7.5)             (1.9)
                                                              --------------------------------------------
RETAINED EARNINGS, DECEMBER 31                                $1,106.3        $   782.8         $   632.4
                                                              --------------------------------------------
                                                              --------------------------------------------
EARNINGS ON COMMON STOCK                                      $  640.9        $   475.1         $   466.3

AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING -- BASIC (Thousands)                             296,094          292,424           284,272

EARNINGS PER COMMON SHARE
  -- BASIC AND DILUTIVE
  Continuing operations                                       $   0.68        $    1.37         $    1.28
  Discontinued operations                                         1.53             0.25              0.36
  Extraordinary item                                             (0.05)              --                --
                                                              --------------------------------------------
  Total                                                       $   2.16        $    1.62         $    1.64
                                                              --------------------------------------------
                                                              --------------------------------------------

(See accompanying Notes to Consolidated Financial Statements)


P.42         PACIFICORP

STATEMENTS OF CONSOLIDATED CASH FLOWS

MILLIONS OF DOLLARS/FOR THE YEAR                                      1997            1996              1995
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                        $ 663.7          $ 504.9          $  505.0
  Adjustments to reconcile net income
     to net cash provided by continuing
     operations
     Income from discontinued operations                              (89.2)           (74.7)           (103.0)
     Gain on disposal of discontinued operations                     (365.1)              --                --
     Extraordinary loss from regulatory
       asset impairment                                                16.0               --                --
     Depreciation and amortization                                    492.2            440.5             372.2
     Deferred income taxes and investment
       tax credits -- net                                             (81.6)            26.1              38.0
     Special charges                                                  170.4               --                --
     Gain on sale of subsidiary                                       (56.5)              --                --
     Other                                                             19.0            (27.1)             12.0
     Accounts receivable and prepayments                             (281.6)          (158.5)            (36.0)
     Materials, supplies, fuel stock and inventory                     (3.4)            26.8             (11.2)
     Accounts payable and accrued liabilities                         340.1            148.1              (7.6)
                                                                   --------------------------------------------
  Net cash provided by continuing operations                          824.0            886.1             769.4
  Net cash provided by (used in)
     discontinued operations                                           10.1             39.6             (94.1)
                                                                   --------------------------------------------

Net Cash Provided by Operating Activities                             834.1            925.7             675.3
                                                                   --------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Construction                                                       (581.7)          (528.4)           (456.8)
  Operating companies and assets acquired                            (135.0)          (199.4)         (1,633.7)
  Investments in and advances to
     affiliated companies -- net                                      (72.3)          (148.4)              0.3
  Proceeds from sales of assets                                     1,666.3             49.3             137.9
  Proceeds from sales of finance assets and
     principal payments                                               103.2             55.8              36.6
  Other                                                               (58.5)           (10.5)            (27.4)
                                                                   --------------------------------------------

Net Cash Provided by (Used in) Investing Activities                   922.0           (781.6)         (1,943.1)
                                                                   --------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Changes in short-term debt                                         (494.4)          (247.6)            499.6
  Proceeds from long-term debt                                        726.4            567.6           1,376.9
  Proceeds from issuance of common stock                               37.2            221.3               0.4
  Proceeds from issuance of preferred securities
     of Trust holding solely PacifiCorp debentures                    130.6            209.6                --
  Dividends paid                                                     (341.2)          (346.4)           (346.5)
  Repayments of long-term debt                                       (919.8)          (284.5)           (204.4)
  Redemptions of capital stock                                        (72.2)          (221.6)             (2.6)
  Other                                                               (89.8)           (49.9)            (53.2)
                                                                   --------------------------------------------
Net Cash Provided by (Used in) Financing Activities                (1,023.2)          (151.5)          1,270.2
                                                                   --------------------------------------------

Increase/(Decrease) in Cash and Cash Equivalents                      732.9             (7.4)              2.4

Cash and Cash Equivalents at Beginning of Year                          8.4             15.8              13.4
                                                                   --------------------------------------------

Cash and Cash Equivalents at End of Year                            $ 741.3          $   8.4          $   15.8
                                                                   --------------------------------------------
                                                                   --------------------------------------------

(See accompanying Notes to Consolidated Financial Statements)


                                                           PACIFICORP       P.43

CONSOLIDATED BALANCE SHEETS
ASSETS

MILLIONS OF DOLLARS/DECEMBER 31                          1997           1996
--------------------------------------------------------------------------------

CURRENT ASSETS
  Cash and cash equivalents                           $  741.3       $    8.4
  Accounts receivable less allowance for doubtful
     accounts: 1997/$18.8 and 1996/$8.5                  919.5          620.9
  Materials, supplies and fuel stock at average cost     194.3          181.3
  Net assets of discontinued operations                     --          779.5
  Real estate investments held for sale                  272.2             --
  Other                                                   55.0           71.8
                                                      ------------------------
  Total Current Assets                                 2,182.3        1,661.9

PROPERTY, PLANT AND EQUIPMENT
  Domestic Electric Operations
     Production                                        4,720.6        4,659.2
     Transmission                                      2,087.8        2,069.2
     Distribution                                      3,244.0        3,029.7
     Other                                             1,784.8        1,687.9
     Construction work in progress                       257.4          252.8
                                                      ------------------------
     Total Domestic Electric Operations               12,094.6       11,698.8
  Australian Electric Operations                       1,161.2        1,361.9
  Other Operations                                        56.9           68.8
  Accumulated depreciation and amortization           (4,242.4)      (3,862.4)
                                                      ------------------------
  Total Property, Plant and Equipment -- Net           9,070.3        9,267.1

OTHER ASSETS
  Investments in and advances to affiliated companies    281.6          253.9
  Intangible assets -- net                               524.9          480.7
  Regulatory assets -- net                               871.1        1,022.8
  Finance note receivable                                211.2          214.6
  Finance assets -- net                                  349.8          425.6
  Real estate investments                                   --          217.0
  Deferred charges and other                             389.0          268.7
                                                      ------------------------
  Total Other Assets                                   2,627.6        2,883.3
                                                      ------------------------
TOTAL ASSETS                                         $13,880.2      $13,812.3
                                                     -------------------------
                                                     -------------------------

(See accompanying Notes to Consolidated Financial Statements)


P.44        PACIFICORP

LIABILITIES AND SHAREHOLDERS' EQUITY

MILLIONS OF DOLLARS/DECEMBER 31                           1997         1996
--------------------------------------------------------------------------------

CURRENT LIABILITIES

  Long-term debt currently maturing                  $   365.5      $   219.8
  Notes payable and commercial paper                     189.2          683.5
  Accounts payable                                       630.7          477.5
  Taxes, interest and dividends payable                  701.2          290.8
  Customer deposits and other                            218.9           83.7
                                                     -------------------------
  Total Current Liabilities                            2,105.5        1,755.3

DEFERRED CREDITS
  Income taxes                                         1,676.1        1,801.0
  Investment tax credits                                 135.2          143.2
  Other                                                  646.2          727.9
                                                     -------------------------
  Total Deferred Credits                               2,457.5        2,672.1

LONG-TERM DEBT                                         4,414.5        4,829.4

COMMITMENTS AND CONTINGENCIES
  (See Note 12)                                             --             --

GUARANTEED PREFERRED BENEFICIAL
  INTERESTS IN COMPANY'S JUNIOR
  SUBORDINATED DEBENTURES                                340.4          209.7

PREFERRED STOCK SUBJECT TO
  MANDATORY REDEMPTION                                   175.0          178.0

PREFERRED STOCK                                           66.4          135.5

COMMON EQUITY
  Common shareholders' capital
     shares authorized 750,000,000;
     shares outstanding: 1997/296,908,110
     and 1996/295,139,753                              3,274.2        3,236.8
  Retained earnings                                    1,106.3          782.8
  Cumulative currency translation adjustment             (59.6)          12.7
                                                     -------------------------
  Total Common Equity                                  4,320.9        4,032.3
                                                     -------------------------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                               $13,880.2      $13,812.3
                                                     -------------------------
                                                     -------------------------

(See accompanying Notes to Consolidated Financial Statements)

                                                          PACIFICORP       P.45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The consolidated financial statements of PacifiCorp (the "Company") include its integrated domestic electric utility operating divisions of Pacific Power and Utah Power and its wholly owned and majority owned subsidiaries. Major subsidiaries, all of which are wholly owned, are: PacifiCorp Group Holdings Company, formerly PacifiCorp Holdings, Inc. ("Holdings"), which holds all of the Company's nonintegrated electric utility investments, including Powercor Australia Limited ("Powercor"), an Australian electricity distributor purchased December 12, 1995; PacifiCorp Financial Services, Inc. ("PFS"), a financial services business; PacifiCorp Power Marketing ("PPM"), engaged in wholesale electricity trading in the eastern United States energy markets; and TPC Corporation ("TPC"), a natural gas marketing and storage company, purchased April 15, 1997. Together these businesses are referred to herein as the Companies. Significant intercompany transactions and balances have been eliminated.

     Investments in and advances to affiliated companies represent investments in unconsolidated affiliated companies carried on the equity basis, which approximate the Company's equity in their underlying net book value.

     The Company sold its wholly owned telecommunications subsidiary, Pacific Telecom, Inc. ("PTI"), on December 1, 1997. See Note 3. The Company sold Pacific Generation Company ("PGC") on November 5, 1997, and the natural gas gathering and processing assets of TPC on December 1, 1997. In addition, the Company has signed letters of intent to sell the real estate assets held by PFS. See Note 15.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

REGULATION
Accounting for the majority of the domestic electric utility business conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by agencies and the commissions of the various locations in which the electric utility business operates. The Company prepares its financial statements as they relate to Domestic Electric Operations in accordance with Statement of Financial Accounting Standards ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation." See Note 4.

ASSET IMPAIRMENTS
Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment when events or circumstances indicate costs may not be recoverable. Impairment losses on long-lived assets are recognized when book values exceed expected undiscounted future cash flows. If impairment exists, the asset's book value will be written down to its fair value.

CASH AND CASH EQUIVALENTS
For the purposes of these financial statements, the Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

FOREIGN CURRENCY TRANSLATION
Financial statements for foreign subsidiaries are translated into United States dollars at end of period exchange rates as to assets and liabilities and weighted average exchange rates as to revenues and expenses. The resulting exchange gains or losses are accumulated in the "cumulative currency translation adjustment" account, a component of common equity. All gains and losses resulting from foreign currency transactions are included in the determination of income.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at original cost of contracted services, direct labor and materials, interest capitalized during construction and indirect charges for engineering, supervision and similar overhead items. The cost of depreciable domestic electric utility properties retired, including the cost of removal, less salvage, is charged to accumulated depreciation.

DEPRECIATION AND AMORTIZATION
At December 31, 1997, the average depreciable lives of property, plant and equipment by category were: Domestic Electric Operations -- Production, 35 years; Transmission, 42 years; Distribution, 31 years; Other, 16 years; and Australian Electric Operations, 20 years.

     Depreciation and amortization is generally computed by the straight-line method in the following manner: As prescribed by the Company's various regulatory jurisdictions for Domestic Electric Operations' regulated assets; and over the estimated useful lives of the related assets for Domestic Electric Operations' nonregulated generation resource assets and for other nonregulated assets. Provisions for depreciation (excluding amortization of capital leases) in the domestic electric and Australian electric businesses were 3.4%, 3.2% and 3.0% of average depreciable assets in 1997, 1996 and 1995, respectively.


P.46        PACIFICORP

MINE RECLAMATION AND CLOSURE COSTS
The Company expenses current mine reclamation costs and accrues for estimated final mine reclamation and closure costs using the units-of-production method.

INVENTORY VALUATION
Inventories are generally valued at the lower of average cost or market.

INTANGIBLE ASSETS
Intangible assets consist of: license and other intangible costs relating to Australian Electric Operations ($393 million and $26 million, respectively, in 1997 and $460 million and $32 million, respectively, in 1996) and excess cost over net assets of businesses acquired ($129 million in 1997). These costs are offset by accumulated amortization ($23 million in 1997 and $11 million in 1996). Licenses and other intangible costs are generally being amortized over 40 years and excess cost over net assets of businesses acquired is being amortized over 30 years. Had Australian Electric Operations' 1996 intangible asset amounts been converted to United States dollars at 1997 rates, 1996 intangible assets-net would have been $73 million lower than reported.

FINANCE ASSETS
Finance assets consist of finance receivables, leveraged leases and operating leases and are not significant to the Company in terms of revenue, net income or assets. The Company's leasing operations consist principally of leveraged aircraft leases. Investments in finance assets are net of allowances for credit losses and accumulated impairment charges of $47 million and $63 million at December 31, 1997 and 1996, respectively.

DERIVATIVES
Gains and losses on hedges of existing assets and liabilities are included in the carrying amounts of those assets or liabilities and are recognized in income as part of the carrying amounts. Gains and losses related to hedges of anticipated transactions and firm commitments are deferred on the balance sheet and recognized in income when the transaction occurs. Nonhedged derivative instruments are marked-to-market with gains or losses recognized in the determination of net income.

INTEREST CAPITALIZED
Costs of debt and equity applicable to domestic electric utility properties are capitalized during construction. The composite capitalization rates were 5.7% for 1997, 5.6% for 1996 and 6.2% for 1995.

INCOME TAXES
The Company uses the liability method of accounting for deferred income taxes. Deferred tax liabilities and assets reflect the expected future tax consequences, based on enacted tax law, of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts.

     Prior to 1980, Domestic Electric Operations did not provide deferred taxes on many of the timing differences between book and tax depreciation. In prior years, these benefits were flowed through to the utility customer as prescribed by the Company's various regulatory jurisdictions. Deferred income tax liabilities and regulatory assets have been established for those flow through tax benefits. See Note 4.

     Investment tax credits for regulated Domestic Electric Operations are deferred and amortized to income over periods prescribed by the Company's various regulatory jurisdictions.

     Provisions for United States income taxes are made on the undistributed earnings of the Company's international businesses.

REVENUE RECOGNITION
The Company accrues estimated unbilled revenues for electric services provided after cycle billing to month-end.

UNREGULATED ENERGY TRADING ACTIVITIES
Revenues and purchased energy expense for the Company's unregulated energy trading businesses are recorded upon delivery or settlement of natural gas and electricity.

PREFERRED STOCK RETIRED
Amounts paid in excess of the net carrying value of preferred stock retired are amortized in accordance with regulatory orders.

STOCK BASED COMPENSATION
The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded.

EARNINGS PER SHARE
The Company computes Earnings per Share ("EPS") based on SFAS 128, "Earnings per Share," which was issued during 1997. Basic EPS is computed by dividing earnings on common stock by the weighted average number of common shares outstanding. Diluted EPS for the Company is computed by dividing earnings on common stock by the weighted average number of common shares outstanding, including shares that would be outstanding assuming the exercise of granted stock options. The Company's basic and diluted EPS are the same for all periods presented herein.

RECLASSIFICATION
Certain amounts from prior years have been reclassified to conform with the 1997 method of presentation. These reclassifications had no effect on previously reported consolidated net income.


                                                           PACIFICORP       P.47

NOTE 2
PROPOSED ACQUISITION

On June 13, 1997, PacifiCorp announced a cash tender offer for The Energy Group PLC ("TEG"). TEG is a diversified international energy group with operations in the United Kingdom (the "UK"), the United States and Australia and includes Eastern Group PLC, one of the leading integrated electricity and gas groups in the UK and Peabody Holding Company, Inc., the world's largest private producer of coal. The Company's initial offer lapsed on August 1, 1997 when it was referred to the Monopolies and Mergers Commission (the "MMC") by the President of the Board of Trade in the UK. The proposed acquisition of TEG by PacifiCorp was subsequently cleared by the President of the Board of Trade on December 19, 1997.

     On February 3, 1998, PacifiCorp announced the terms of a renewed cash tender offer for TEG of 765 pence for each ordinary share. On March 2, 1998, Texas Utilities Company ("TU") announced an offer of 810 pence for each TEG share. Following TU's announcement, PacifiCorp announced an increased cash offer of 820 pence for each TEG share. This increased offer values the transaction at $11.1 billion, including the purchase of 521 million shares and the assumption of $4.1 billion of TEG's debt. The acquisition was to be financed with cash raised through sales of noncore assets of subsidiaries of Holdings (see Notes 3 and 15) and borrowings by subsidiaries of Holdings. PacifiCorp's announcement of the increased offer followed the acquisition on March 2, 1998 by a subsidiary of Holdings of approximately 46 million TEG shares at a price of 820 pence per share. These shares represent approximately 8.8% of the outstanding share capital of TEG.

     On March 3, 1998, TU announced that it was increasing its offer to 840 pence for each TEG share. TU's offer is subject to clearance by the UK Secretary of State for Trade and Industry and certain other regulatory bodies. TU has also announced that it has acquired approximately 15% of the outstanding share capital of TEG.

     Upon initiation of the original tender offer in June 1997, the Company also entered into foreign currency exchange contracts. The financing facilities associated with the June 1997 offer for TEG terminated upon referral to the MMC and the Company initiated steps to unwind its foreign currency exchange positions consistent with its policies on derivatives. As a result of the termination of these positions and initial option costs, the Company realized an after-tax loss of approximately $65 million, or $0.22 per share, in the third quarter of 1997.

     Additionally, the Company estimates that as of December 31, 1997, it had incurred approximately $68 million of other pre-tax costs relating to the TEG transaction for bank commitment and facility fees, legal expenses and other related costs. There is risk that a transaction with TEG will not occur. If it becomes likely that the transaction will not occur or significant uncertainty arises, the Company will write off these transaction costs as a charge to income.


NOTE 3
DISCONTINUED OPERATIONS

On December 1, 1997, Holdings completed the sale of PTI to Century Telephone Enterprises, Inc. ("Century"). Pursuant to a stock purchase agreement dated June 11, 1997, Century acquired all the stock of PTI for $1.5 billion in cash plus the assumption of PTI's debt of $713 million. The sale resulted in a gain of $365 million net of income taxes of $306 million, or $1.23 per share. A portion of the proceeds from the sale of PTI were used to repay short-term debt of Holdings. The remaining proceeds were invested in short-term money market instruments and Holdings temporarily advanced excess funds to Domestic Electric Operations for retirement of short-term debt.

     Summarized operating results for PTI, excluding gain on sale, were as follows:


                                     ELEVEN MONTHS         FOR THE YEARS
                                   ENDED NOVEMBER 30     ENDED DECEMBER 31
MILLIONS OF DOLLARS                     1997           1996           1995
--------------------------------------------------------------------------------
Revenues                               $522.4         $521.1         $640.1
                                       -------------------------------------

Income before income taxes             $146.8         $122.2         $150.0
Income taxes                             57.6           47.5           47.0
                                       -------------------------------------
Net income(a)                           $89.2          $74.7         $103.0
                                       -------------------------------------
                                       -------------------------------------
Earnings per share(a)                   $0.30          $0.25          $0.36
                                       -------------------------------------
                                       -------------------------------------

(a) Results in 1995 included $37 million, or $0.13 per share, relating to the sale of PTI's long-distance telecommunications Subsidiary.

     Net assets of the discontinued operations of PTI consisted of the following:

MILLIONS OF DOLLARS/DECEMBER 31                                       1996
--------------------------------------------------------------------------------
Current assets                                                    $   238.5
Noncurrent assets                                                   1,463.4
Notes payable and commercial paper                                    (18.0)
Long-term debt currently maturing                                     (15.8)
Other current liabilities                                            (136.1)
Long-term debt                                                       (527.9)
Noncurrent liabilities                                               (207.4)
Minority interest                                                     (17.2)
                                                                  ----------
Net Assets of Discontinued Operations                             $   779.5
                                                                  ----------
                                                                  ----------


P.48        PACIFICORP

NOTE 4

ACCOUNTING FOR THE EFFECTS
OF REGULATION

Regulated utilities have historically applied the provisions of SFAS 71 which is based on the premise that regulators will set rates that allow for the recovery of a utility's costs, including cost of capital. Accounting under SFAS 71 is appropriate as long as: rates are established by or subject to approval by independent, third-party regulators; rates are designed to recover the specific enterprise's cost-of-service; and in view of demand for service, it is reasonable to assume that rates are set at levels that will recover costs and can be collected from customers. In applying SFAS 71, the Company must give consideration to changes in the level of demand or competition during the cost recovery period. In accordance with SFAS 71, Domestic Electric Operations capitalizes certain costs, regulatory assets, in accordance with regulatory authority whereby those costs will be expensed and recovered in future periods.

     The Emerging Issues Task Force of the Financial Accounting Standards Board (the "EITF") concluded in 1997 that SFAS 71 should be discontinued when detailed legislation or regulatory order regarding competition is issued. Additionally, the EITF concluded that regulatory assets and liabilities applicable to businesses being deregulated should be written off unless their recovery is provided for through future regulated cash flows.

     In 1996, legislation was passed in California restructuring its electric utility industry. The restructuring is scheduled to begin on March 31, 1998, at which time customers will be able to buy their electricity from sources other than the local utility. The local utility will continue to provide distribution services. Legislation was also passed in Montana in 1997 which established a phased process to introduce price-based competition into the supply of electricity in Montana. As a result of these legislative actions, prices for the supply of electric generation in California and Montana are, or are expected to be, in transition from cost-based regulated rates to rates determined by competitive market forces.

     Regulatory assets--net included the following:


MILLIONS OF DOLLARS/DECEMBER 31                         1997           1996
--------------------------------------------------------------------------------
Deferred taxes -- net(a)                           $   650.1     $    676.0
Deferred pension costs                                    --          102.9
Demand-side resource costs                             108.3          118.8
Unamortized net loss on reacquired debt                 60.6           68.4
Unrecovered Trojan Plant and regulatory
study costs                                             23.0           26.8
Various other costs                                     29.1           29.9
                                                   -------------------------
Total                                              $   871.1     $  1,022.8
                                                   -------------------------
                                                   -------------------------

(a)  Excludes $135 million of investment tax credit regulatory liabilities.

     The Company has evaluated its regulatory assets and liabilities related to the generation portion of its business allocable to the states of California and Montana based upon future regulated cash flows. Accordingly, the Company ceased the application of SFAS 71 to its generation business allocable to the states of California and Montana in 1997. Domestic Electric Operations recorded an extraordinary loss of $16 million, or $0.05 per share, for the write off of these regulatory assets and liabilities.

     The Company operates in five other states (Oregon, Utah, Wyoming, Washington and Idaho) which are at various stages of addressing the issue of deregulating the electricity industry. At December 31, 1997, $382 million of the $871 million total regulatory assets--net was applicable to the generation assets allocable to these five states. Because of the potential regulatory and/or legislative actions in these other state jurisdictions, the Company may have additional regulatory asset write offs and charges for impairment of long-lived assets in future periods relating to the generation portion of its business.

     Also in 1997, the Company evaluated all its regulatory assets and liabilities applicable to deferred pension costs which relate primarily to a deferred compensation plan and early retirement incentive programs in 1987 and 1990 and determined that recovery of these costs was not probable. As a result, the Company recorded an $87 million write off of its deferred regulatory pension asset, since the Company does not intend to seek recovery of these costs. However, the Company will seek recovery for its current and future pension costs.

     In early 1997, the Division of Public Utilities (the "DPU") and the Committee of Consumer Services (the "CCS") in Utah filed a joint petition with the Utah Public Service Commission (the "PSC") requesting the PSC to commence proceedings to establish new rates for Utah customers. The DPU indicated that rates could be reduced by approximately $54 million. Subsequently in March 1997, the Utah Legislature passed a bill that created a legislative task force to study electrical restructuring and customer choice issues in the State of Utah. The bill precluded the PSC from holding hearings on rate changes and froze prices at January 31, 1997 levels until May 1998, but allowed for retroactive price changes. The Company agreed to an interim price decrease to Utah customers of $12.4 million annually beginning on April 15, 1997.

     During the freeze period, the PSC proceeded with hearings on the proper method for cost allocation among PacifiCorp's seven jurisdictions that would be used in the 1998 rate case. The DPU recommended an allocation method that would reduce prices by $56 million over five years, of which $14 million was included in its original estimate of $54 million. During these hearings, the CCS recommended a method that would reduce prices by $96 million, or $42 million more than the original DPU estimate. The Company advocated a method that would result in a decrease of approximately $3 million per year. The PSC held hearings in December and an order is expected in early 1998. An allocation order by itself will not decrease revenues, but will be incorporated into subsequent rate proceedings which are expected to occur in mid-1998 and will be combined with other cost increases and decreases to determine the overall impact to customer rates.


                                                          PACIFICORP        P.49

NOTE 5

SPECIAL CHARGES

In December 1997, Domestic Electric Operations recorded in operating income special charges of $170 million ($106 million after-tax, or $0.36 per share). The pretax special charges included write off of $87 million of deferred regulatory pension assets (see Note 4), a $19 million write off of certain information system assets associated with the Company's decision to proceed with an installation of SAP enterprise-wide software and $64 million of costs associated with the write down of assets and acceleration of reclamation costs due to the early closure of the Glenrock coal mine. The inability of the mine to remain competitive has caused it to be uneconomic under current and expected market conditions due to increased mining stripping ratios, coal quality and related costs.

     Also, in January 1998, the Company announced a plan to reduce its work force in the United States by approximately 600 positions, or 7% of the work force in the United States, in 1998. This reduction will be accomplished through a combination of voluntary early retirement and special severance. Employees are not required to finalize their acceptance of offers until March 31, 1998. Based upon the current acceptance rate, the pretax costs are estimated to be $104 million, which will be recorded in the first quarter of 1998. The current acceptance rate has exceeded the Company's original estimate.

NOTE 6

SHORT-TERM DEBT AND BORROWING ARRANGEMENTS

The Companies' short-term debt and borrowing arrangements were as follows:



                                                                     AVERAGE
                                                                    INTEREST
MILLIONS OF DOLLARS/DECEMBER 31                      BALANCE         RATE(a)
--------------------------------------------------------------------------------
1997
PacifiCorp                                            $182.2           6.5%
Subsidiaries                                             7.0           5.4

1996
PacifiCorp                                            $549.3           5.6%
Subsidiaries                                           134.2           5.6

(a) Computed by dividing the total interest on principal amounts outstanding at the end of the period by the weighted daily principal amounts outstanding.

     At December 31, 1997, PacifiCorp's commercial paper and bank line borrowings were supported by revolving credit agreements totaling $700 million. At December 31, 1997, subsidiaries had committed bank revolving credit agreements totaling $1 billion.

     The Companies have the intent and ability to support short-term borrowings through various revolving credit agreements on a long-term basis. At December 31, 1997, PacifiCorp had $121 million and subsidiaries had $757 million of short-term debt classified as long-term.


P.50        PACIFICORP

NOTE 7
LONG-TERM DEBT
The Company's long-term debt was as follows:

MILLIONS OF DOLLARS/DECEMBER 31                           1997           1996
--------------------------------------------------------------------------------
PACIFICORP
  First mortgage and collateral trust bonds
     Maturing 1998 through 2002/5.9%-9.5%             $  882.2       $1,074.5
     Maturing 2003 through 2007/6.1%-9%                  756.1          587.2
     Maturing 2008 through 2012/7%-9.2%                  267.6          144.9
     Maturing 2013 through 2017/7.3%-8.8%                164.9          167.6
     Maturing 2018 through 2022/8.1%-8.5%                175.0          175.0
     Maturing 2023 through 2026/6.7%-8.6%                286.5          286.5
  Guaranty of pollution control revenue bonds
     5.6%-5.7% due 2021 through 2023(a)                   71.2           71.2
     Variable rate due 2013 through 2024(a)(b)           216.5          216.5
     Variable rate due 2005 through 2030(b)              450.7          450.7
     Funds held by trustees                               (9.1)         (12.1)
  8.4%-8.6% Junior subordinated debentures
     due 2025 through 2035                               175.8          175.8
  Commercial paper(b)(d)                                 120.6          123.4
  Other                                                   25.1           28.2
                                                      ------------------------
  Total                                                3,583.1        3,489.4
  Less current maturities                                194.9          203.8
                                                      ------------------------
  Total                                                3,388.2        3,285.6
                                                      ------------------------
SUBSIDIARIES
  6.8%-12% Notes due through 2020                        266.1          268.8
  Australian bank bill borrowings(c)(d)                  756.6          922.3
  Commercial paper and committed bank lines                 --          160.0
  Variable rate notes due through 2000(b)                 12.1           35.8
  4.5%-11% Nonrecourse debt due through 2031             160.7          170.8
  Other                                                    1.4            2.1
                                                      ------------------------
  Total                                                1,196.9        1,559.8
  Less current maturities                                170.6           16.0
                                                      ------------------------
  Total                                                1,026.3        1,543.8
                                                      ------------------------
Total                                                 $4,414.5       $4,829.4
                                                      ------------------------
                                                      ------------------------

(a) Secured by pledged first mortgage and collateral trust bonds generally at the same interest rates, maturity dates and redemption provisions as the secured pollution control revenue bonds.
(b) Interest rates fluctuate based on various rates, primarily on certificate of deposit rates, interbank borrowing rates, prime rates or other short-term market rates.
(c) Interest rates fluctuate based on Australian Bank Bill Acceptance Rates. A revolving loan agreement requires that at least 50% of the borrowings must be hedged against variations in interest rates. Approximately $494 million was hedged at December 31, 1997 at an average rate of 7.6% and for an average life of 2.6 years.
(d) The Companies have the ability to support short-term borrowings and current debt being refinanced on a long-term basis through revolving lines of credit and, therefore, based upon management's intent, have classified $878 million of short-term debt as long-term debt. In early 1998, Australian Electric Operations issued $400 million of 6.15% Notes due 2008. At the same time, in order to mitigate foreign currency exchange risk, Australian Electric Operations entered into a series of cross currency swaps in the same amount and for the same duration as the underlying United States denominated notes. The funds were used to repay Australian bank bill borrowings.


                                                          PACIFICORP        P.51

Approximately $7 billion of the assets of the Companies secure long-term debt. First mortgage and collateral trust bonds of the Company may be issued in amounts limited by Domestic Electric Operations' property, earnings and other provisions of the mortgage indenture.

     The junior subordinated debentures are unsecured obligations of the Company and are subordinated to the Company's first mortgage and collateral trust bonds, pollution control revenue bonds, commercial paper, bank debt and any future senior indebtedness.

     Nonrecourse notes are secured by assignment of related real estate assets. The noteholders have no additional recourse to the Company. These long-term nonrecourse notes are classified short-term due to a pending sale of the real estate assets.

     The annual maturities of long-term debt and redeemable preferred stock outstanding are $366 million, $300 million, $181 million, $386 million and $902 million in 1998 through 2002, respectively.

     The Company made interest payments, net of capitalized interest, of $416 million, $456 million and $367 million in 1997, 1996 and 1995, respectively.

NOTE 8

GUARANTEED PREFERRED
BENEFICIAL INTERESTS IN
COMPANY'S JUNIOR
SUBORDINATED DEBENTURES

Wholly owned subsidiary trusts of the Company (the "Trusts") have issued, in public offerings, redeemable preferred securities ("Preferred Securities") representing preferred undivided beneficial interests in the assets of the Trusts, with liquidation amounts of $25 per Preferred Security. The sole assets of the Trusts are Junior Subordinated Deferrable Interest Debentures of the Company that bear interest at the same rates as the Preferred Securities, and certain rights under related guarantees by the Company.


     Preferred Securities outstanding at December 31 were as follows:

THOUSANDS OF PREFERRED SECURITIES/MILLIONS OF DOLLARS   1997           1996
--------------------------------------------------------------------------------
8,680          8.25% Cumulative Quarterly
               Income Preferred Securities,
               Series A, with Trust assets of
               $224 million                       $    209.7     $    209.7

5,400          7.70% Trust Preferred
               Securities, Series B, with
               Trust assets of $139 million            130.7             --
                                                  --------------------------
Total                                             $    340.4     $    209.7
                                                  --------------------------
                                                  --------------------------

NOTE 9

COMMON AND PREFERRED STOCK

                                                                     COMMON
                                        SHARES         SHARES        SHARE-
                                        COMMON        PREFERRED      HOLDERS'
THOUSANDS OF SHARES/MILLIONS OF DOLLARS  STOCK          STOCK        CAPITAL
--------------------------------------------------------------------------------
AT JANUARY 1, 1995                      284,251         10,532      $ 3,010.6

Sales through Employees'
  Stock Plans                                26             --            0.4
Junior subordinated
  debentures exchanged
  for preferred stock(a)                     --         (2,233)           1.9
                                        --------------------------------------
AT DECEMBER 31, 1995                    284,277          8,299        3,012.9

Sales to public                           8,790             --          177.8
Sales through Dividend
  Reinvestment and
  Stock Purchase Plan                     2,073             --           43.2
Redemptions and repurchases                  --         (2,342)           2.9
                                        --------------------------------------
AT DECEMBER 31, 1996                    295,140          5,957        3,236.8

Sales through Dividend
  Reinvestment and
  Stock Purchase Plan                     1,768             --           37.4
Redemptions and repurchases                  --         (2,797)            --
                                        --------------------------------------
AT DECEMBER 31, 1997                    296,908          3,160      $ 3,274.2
                                        --------------------------------------
                                        --------------------------------------


(a) Noncash financing activities in 1995 included the exchange of 8.55% Series Junior Subordinated Debentures due 2025 for 2,233,037 shares of $1.98 No Par Serial Preferred Stock with a value of $56 million.

At December 31, 1997, there were 27,126,352 authorized but unissued shares of common stock reserved for issuance under the Dividend Reinvestment and Stock Purchase Plan and the Employee Savings and Stock Ownership Plans and for sales to the public. Eligible employees under the employee plans may direct their pretax elective contributions into the purchase of the Company's common stock. The Company makes matching contributions, equal to a percentage of employee contributions, which are invested in the Company's common stock. Employee contributions eligible for matching contributions are limited to 6% of compensation. In early 1998, the Company registered 11,500,000 shares of its common stock with the Securities and Exchange Commission for issuance under the PacifiCorp Stock Incentive Plan.

     Generally, preferred stock is redeemable at stipulated prices plus accrued dividends, subject to certain restrictions. Upon involuntary liquidation, all preferred stock is entitled to stated value or a specified preference amount per share plus accrued dividends.


P.52        PACIFICORP

PREFERRED STOCK OUTSTANDING


THOUSANDS OF SHARES/MILLIONS OF DOLLARS/DECEMBER 31           1997                          1996
SERIES                                               SHARES         AMOUNT          SHARES         AMOUNT
----------------------------------------------------------------------------------------------------------
SUBJECT TO MANDATORY REDEMPTION

     No Par Serial Preferred, $100 stated value,
     16,000 Shares authorized
     $7.12                                                --         $   --             30        $   3.0
      7.70                                             1,000          100.0          1,000          100.0
      7.48                                               750           75.0            750           75.0
                                                      ----------------------------------------------------
Total                                                  1,750         $175.0          1,780         $178.0
                                                      ----------------------------------------------------

NOT SUBJECT TO MANDATORY REDEMPTION
     No Par Serial Preferred, $25 stated value
     $1.16                                               193         $  4.8            193        $   4.8
      1.18                                               420           10.5            420           10.5
      1.28                                               381            9.5            381            9.5
      1.98, Series 1992                                   --             --          2,767           69.1
     Serial Preferred, $100 stated value,
     3,500 Shares authorized
      4.52%                                                2            0.2              2            0.2
      4.56                                                85            8.5             85            8.5
      4.72                                                70            7.0             70            7.0
      5.00                                                42            4.2             42            4.2
      5.40                                                66            6.6             66            6.6
      6.00                                                 6            0.6              6            0.6
      7.00                                                18            1.8             18            1.8
     5% Preferred, $100 stated value,
     127 Shares authorized and
     outstanding                                         127           12.7            127           12.7
                                                      ----------------------------------------------------
Total                                                  1,410          $66.4          4,177         $135.5
                                                      ----------------------------------------------------
                                                      ----------------------------------------------------


Mandatory redemption requirements at stated value plus accrued dividends on No Par Serial Preferred Stock are as follows: the $7.70 series is redeemable in its entirety on August 15, 2001; and 37,500 shares of the $7.48 series are redeemable on each June 15 from 2002 through 2006, with all shares outstanding on June 15, 2007 redeemable on that date. If the Company is in default in its obligation to make any future redemptions on the $7.48 series, it may not pay cash dividends on common stock.


                                                          PACIFICORP        P.53

NOTE 10

FINANCIAL INSTRUMENTS AND
RISK MANAGEMENT

The Company seeks to reduce net income and cash flow exposure to changing interest and currency exchange rates and commodity price risks through the use of derivative financial instruments. The Company's participation in derivative transactions involves instruments that have a close correlation with its portfolio of assets or liabilities, thereby managing its risk. The majority of derivatives have been designed for hedging purposes and are not held or issued for speculative purposes.

NOTIONAL AMOUNTS AND CREDIT EXPOSURE OF DERIVATIVES -- The notional amounts of derivatives summarized below do not represent amounts exchanged and, therefore, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and other terms of the derivatives, which relate to interest rates, exchange rates or other indexes.

     The Company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit rating requirements. The Company's credit policy provides that counterparties satisfy established credit ratings. The credit exposure of interest rate, foreign exchange and forward contracts is represented by the fair value of contracts with a positive fair value at the reporting date.

INTEREST RATE RISK MANAGEMENT -- The Company enters into various types of interest rate contracts in managing its interest rate risk, as indicated in the following table:


                                                         NOTIONAL AMOUNT
MILLIONS OF DOLLARS/DECEMBER 31                        1997           1996
--------------------------------------------------------------------------------
Interest rate swaps                                   $707.5         $846.4
Interest rate collars purchased                         42.3           52.0
Interest rate futures and forwards                       --            60.0

     The Company uses interest rate swaps, collars, futures and forwards to adjust the characteristics of its liability portfolio, allowing the Company to establish a mix of fixed or variable interest rates on its outstanding debt. Additionally, under terms of the variable rate Australian bank bill borrowings, Australian Electric Operations is required to obtain a fixed interest rate, via financial derivatives, on at least 50% of the principal outstanding. The futures and forwards, when used, are accounted for as hedges of the Australian bank bill borrowings. Interest rate collar agreements entitle the Company to receive from the counterparties the amounts, if any, by which the Australian bank bill borrowings interest payments exceed 8.75% and the Company would pay the counterparties if interest payments fall below 6.5%-6.8%.

     Under the various swap agreements, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and variable-rate interest amounts calculated by reference to an agreed notional principal amount. The following table indicates the weighted-average interest rates of the swaps. Average variable rates are based on rates implied in the yield curve at December 31; these may change significantly, affecting future cash flows. Swap contracts are principally between one and fifteen years in duration.

DECEMBER 31                             1997      1996
--------------------------------------------------------------------------------
PAY-FIXED SWAPS
     Average pay rate                   7.7%      7.7%
     Average receive rate               6.5       5.6

FOREIGN EXCHANGE RISK MANAGEMENT -- At December 31, 1997, Holdings held three combined interest rate and currency swaps that terminate in 2002, with an aggregate notional amount of $268 million to hedge a portion of the exposure to fluctuations in the Australian dollar relating to its investment in Powercor. The interest rate portions of these three swaps were effectively offset in 1997 by the purchase of an overlay swap transaction with approximately the same terms. The net amounts of these swaps have not had a significant impact on net income.

     At December 31, 1997, Hazelwood Australia, Inc. ("HAI"), a subsidiary of Holdings, held a foreign currency forward with a notional amount of $146 million to hedge a portion of its exposure to fluctuations in the Australian dollar relating to its investment in the Hazelwood power station and adjacent coal mine. This position was closed in January 1998 and HAI received $24 million in cash.


COMMODITY RISK MANAGEMENT -- The Company has utilized electricity forward contracts (referred to as "contracts for differences") to hedge exposure to electricity price risk on anticipated transactions or firm commitments in its Australian Electric Operations. Under these forward contracts, the Company receives or makes payment based on a differential between a contracted price and the actual spot market of electricity. Additionally, electricity futures contracts are utilized to hedge Domestic Electric Operations' excess or shortage of net electricity for future months.

     At December 31, 1997, Australian Electric Operations had 211 forward contracts with electricity generation companies on notional quantities amounting to approximately 35.6 million megawatt hours ("mWh") through the year 2007. The average fixed price to be paid by Australian Electric Operations was $19.07 per mWh compared to the average price of similar contracts at December 31, 1997 of $18.66. It is not practicable to determine the fair value of the forward contracts held by Australian Electric Operations because of the limited number of transactions and the inactive trading in the electricity spot market.


P.54        PACIFICORP

At December 31, 1997, Domestic Electric Operations and TPC had open NYMEX futures contracts as follows:


                                                1997                  1996
                                    ELECTRICITY           GAS      ELECTRICITY
--------------------------------------------------------------------------------
OPEN CONTRACTS
     (number)
     Purchase                             489            303             67
     Sell                                 110          1,399             --

NOTIONAL QUANTITIES
     (mWh/MMBtu)
     Purchase                         359,900      3,030,000         49,300
     Sell                              81,000     13,990,000             --

FAIR MARKET VALUE
     (millions of dollars)
     Purchase                         $  (0.7)        $(1.1)         $  0.2
     Sell                                 0.1          (0.5)             --

TRADING ACTIVITIES -- PPM began trading wholesale power in the eastern United States energy markets during 1996. Such transactions involve delivery of electricity, which is accounted for as revenue or purchased power expense. At December 31, 1997, PPM had open purchase positions for approximately $866 million, or 33 million mWh, and open sell positions for approximately $848 million, or 32 million mWh. At December 31, 1997, TPC had open purchase positions involving the delivery of natural gas for approximately $35 million, or 19,000 millions of cubic feet ("MMcf"). In addition, TPC had open sell positions for approximately $17 million or 7,000 MMcf. The fair market values of these open positions at December 31, 1997 for PPM and TPC were $(1) million and $6 million, respectively.

NOTE 11

FAIR VALUE OF FINANCIAL INSTRUMENTS

                                   DECEMBER 31, 1997      DECEMBER 31, 1996
                               ------------------------------------------------
                                CARRYING       FAIR      CARRYING       FAIR
                                 AMOUNT        VALUE      AMOUNT        VALUE
--------------------------------------------------------------------------------
Long-term debt                  $4,755.3    $4,907.2     $5,026.3    $5,100.8
Preferred Securities               340.4       355.4        209.7       210.9
Preferred stock
  subject to
  mandatory
  redemption                       175.0       194.1        178.0       195.8
Derivatives relating to
  Currency                          45.3        45.3        (21.5)      (21.5)
  Interest                          (9.4)      (54.3)       (10.8)      (52.5)

The carrying value of cash and cash equivalents, receivables, payables, accrued liabilities and short-term borrowings approximates fair value because of the short-term maturity of these instruments. The fair value of the finance note receivable approximates its carrying value at December 31, 1997.

     The fair value of the Company's long-term debt has been estimated by discounting projected future cash flows, using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same maturities. Current maturities of long-term debt were included. The fair value of the Preferred Securities was based on closing market prices and the fair value of redeemable preferred stock was based on bid prices from an investment bank.

     The fair value of interest rate derivatives and currency swaps is the estimated amount the Company would receive (pay) to terminate the agreements, taking into account current interest and currency exchange rates and the current creditworthiness of the agreement counterparties.


NOTE 12

COMMITMENTS AND CONTINGENCIES

The Company is subject to numerous environmental laws including: the Federal Clean Air Act, as enforced by the Environmental Protection Agency and various state agencies; the 1990 Clean Air Act Amendments; the Endangered Species Act as it relates to certain potentially endangered species of salmon; the Comprehensive Environmental Response, Compensation and Liability Act, relating to environmental cleanups; along with the Federal Resource Conservation and Recovery Act and the Clean Water Act relating to water quality. These laws could potentially impact future operations. For those contingencies identified at December 31, 1997, principally the Superfund sites where the Company has been or may be designated as a potentially responsible party and Clean Air Act matters, future costs associated with the disposition of these matters are not expected to be material to the Company's consolidated financial statements.

     The Company's mining operations are subject to reclamation and closure requirements. The Company monitors these requirements and periodically revises its cost estimates to meet existing legal and regulatory requirements of the various jurisdictions in which it operates. Costs for reclamation are accrued using the units-of-production method such that estimated final mine reclamation and closure costs are fully accrued at completion of mining activities, except where the Company has decided to close a mine. When a mine is closed, the Company records the estimated cost to complete the mine closure. This is consistent with industry practices, and the Company believes that it has adequately provided for its reclamation obligations.


                                                          PACIFICORP        P.55

     The Company and its subsidiaries are parties to various legal claims, actions and complaints, certain of which involve material amounts. Although the Company is unable to predict with certainty whether or not it will ultimately be successful in these legal proceedings or, if not, what the impact might be, management currently believes that disposition of these matters will not have a materially adverse effect on the Company's consolidated financial statements.

CONSTRUCTION AND OTHER -- Construction and acquisitions are estimated at $830 million for 1998, excluding amounts relating to the proposed acquisition of TEG. As a part of these programs, substantial commitments have been made.

LEASES -- The Companies have certain properties under leases with various expiration dates and renewal options. Rentals on lease renewals are subject to negotiation. Certain leases provide for options to purchase at fair market value. The Companies are also committed to pay all taxes, expenses of operation (other than depreciation) and maintenance applicable to the leased property.

     Net rent expense for the years ended December 31, 1997, 1996 and 1995 was $20 million, $12 million and $13 million, respectively.

     Future minimum lease payments under noncancelable operating leases are $8 million, $6 million, $5 million, $5 million and $3 million for 1998 through 2002, respectively.

JOINTLY OWNED PLANTS -- At December 31, 1997, Domestic Electric Operations' participation in jointly owned plants was as follows:


                                ELECTRIC    PLANT                   CONSTRUCTION
                              OPERATIONS'    IN        ACCUMULATED    WORK IN
MILLIONS OF DOLLARS              SHARE     SERVICE     DEPRECIATION   PROGRESS
--------------------------------------------------------------------------------
  Centralia                     47.5%       $181.5       $111.1        $ 0.5
  Jim Bridger
     Units
       1, 2, 3 and 4            66.7         796.1        320.3          4.5
  Trojan(a)                      2.5            --           --           --
  Colstrip
     Units 3 and 4              10.0         205.2         68.0           --
  Hunter Unit 1                 93.8         260.9        107.1          1.4
  Hunter Unit 2                 60.3         188.6         71.2         10.3
  Wyodak                        80.0         304.9        102.9          0.4
  Craig Station
     Units 1 and 2              19.3         150.6(b)      59.4          1.1
  Hayden Station
     Unit 1                     24.5          18.6(b)      12.0          6.0
  Hayden Station
     Unit 2                     12.6          15.6(b)       8.8          3.4
  Hermiston(c)                  50.0         156.7         10.9           --


(a) Plant, inventory, fuel and decommissioning costs totaling $23 million relating to the Trojan Plant were included in regulatory assets-net at December 31, 1997.
(b) Excludes unallocated acquisition adjustments of $114 million at December 31, 1997.
(c) Additionally, the Company has contracted to purchase the remaining 50% of the output of the plant.

     Under the joint agreements, each participating utility is responsible for financing its share of construction, operating and leasing costs. Domestic Electric Operations' portion is recorded in its applicable operations, maintenance and tax accounts.


LONG-TERM WHOLESALE SALES AND PURCHASED POWER CONTRACTS -- Domestic Electric Operations manages its energy resource requirements by integrating long-term firm, short-term and spot market purchases with its own generating resources to economically dispatch the system and meet commitments for wholesale sales and retail load growth. The long-term wholesale sales commitments include contracts with minimum sales requirements of $485 million in 1998, $450 million in 1999, $415 million in 2000, $316 million in 2001 and $308 million in 2002. As part of its energy resource portfolio, Domestic Electric Operations acquires a portion of its power through long-term purchases and/or exchange agreements which require minimum fixed payments of $320 million in 1998, $316 million in 1999, $314 million in 2000, $290 million in 2001 and $299 million in 2002. The purchase contracts include agreements with the Bonneville Power Administration, the Hermiston Plant and a number of cogenerating facilities.

     Excluded from the minimum fixed annual payments above are commitments to purchase power from several hydroelectric projects under long-term arrangements with public utility districts. These purchases are made on a "cost-of-service" basis for a stated percentage of project output and for a like percentage of project annual costs (operating expenses and debt service). These costs are included in operations expense. Domestic Electric Operations is required to pay its portion of the debt service, whether or not any power is produced. The arrangements provide for nonwithdrawable power and the majority also provide for additional power, withdrawable by the districts upon one to five years' notice. For 1997, such purchases approximated 3% of energy requirements.

     At December 31, 1997, Domestic Electric Operations' share of long-term arrangements with public utility districts was as follows:


GENERATING                YEAR CONTRACT   CAPACITY       PERCENTAGE     ANNUAL
FACILITY                      EXPIRES       (kW)         OF OUTPUT     COSTS(a)
--------------------------------------------------------------------------------
Wanapum                        2009        155,444         18.7%       $  4.4
Priest Rapids                  2005        109,602         13.9           3.5
Rocky Reach                    2011         64,297          5.3           2.9
Wells                          2018         59,617          7.7           2.0
                              ------------------------------------------------
Total                                      388,960                     $ 12.8
                              ------------------------------------------------
                              ------------------------------------------------


(a)  Annual costs, in millions of dollars, include debt service of $7 million.


     The Company has a 4% interest in the Intermountain Power Project (the "Project"), located in central Utah. The Company and the city of Los Angeles have agreed that the City will purchase capacity and energy from Company plants equal to the Company's 4% entitlement of the Project at a price equivalent to 4% of the expenses and debt service of the Project.


P. 56        PACIFICORP

FUEL CONTRACTS -- Domestic Electric Operations has take or pay coal and natural gas contracts which require minimum fixed payments of $83 million for 1998 and 1999, $90 million for 2000, $62 million for 2001 and $64 million for 2002.

NOTE 13
INCOME TAXES

The Company's combined federal and state effective income tax rate from continuing operations was 33% in 1997, 35% in 1996 and 32% in 1995. The difference between taxes calculated as if the statutory federal tax rate of 35% was applied to income from continuing operations before income taxes and the recorded tax expense is reconciled as follows:


MILLIONS OF DOLLARS/FOR THE YEAR               1997         1996         1995
--------------------------------------------------------------------------------
Computed Federal
   Income Taxes                              $ 117.2      $ 233.3      $ 207.8
                                             -----------------------------------
Increase (Reduction) in
Tax Resulting from
   Depreciation differences                     14.2         12.8          9.7
   Investment tax credits                       (8.5)        (9.3)        (9.2)
   Audit settlement                               --          0.5        (16.8)
   Affordable housing credits                  (13.4)       (10.6)        (8.4)
   Other items capitalized
      and miscellaneous
      differences                               (9.4)        (8.4)        (7.7)
                                             -----------------------------------
   Total                                       (17.1)       (15.0)       (32.4)
                                             -----------------------------------
Federal Income Tax                             100.1        218.3        175.4
State Income Tax,
   Net of Federal Income Tax
   Benefit                                       9.4         18.1         16.4
                                             -----------------------------------
Total Income Tax Expense                     $ 109.5      $ 236.4      $ 191.8
                                             -----------------------------------
                                             -----------------------------------


     The provision for income taxes is summarized as follows:


MILLIONS OF DOLLARS/FOR THE YEAR               1997         1996         1995
--------------------------------------------------------------------------------
CURRENT
   Federal                                   $ 173.9      $ 186.3      $ 135.8
   State                                        17.2         24.0         16.9
   Foreign                                        --           --          1.1
                                             -----------------------------------
   Total                                       191.1        210.3        153.8
                                             -----------------------------------
DEFERRED
   Federal                                     (70.2)        22.4         37.2
   State                                        (2.9)         4.9          9.0
   Foreign                                        --          8.1          1.0
                                             -----------------------------------
   Total                                       (73.1)        35.4         47.2
                                             -----------------------------------

INVESTMENT TAX CREDITS                          (8.5)        (9.3)        (9.2)
                                             -----------------------------------
Total Income Tax Expense                     $ 109.5      $ 236.4      $ 191.8
                                             -----------------------------------
                                             -----------------------------------


     The tax effects of significant items comprising the Company's net deferred tax liability were as follows:


MILLIONS OF DOLLARS/DECEMBER 31              1997           1996
--------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
  Property, plant and equipment           $1,195.0       $1,177.1
  Regulatory assets                          704.1          733.1
  Other deferred liabilities                  84.3           77.9

DEFERRED TAX ASSETS
  Regulatory liabilities                     (54.0)         (57.1)
  Book reserves not deductible for tax       (61.3)         (55.0)
  Foreign net operating loss                 (47.5)         (28.3)
  Foreign currency adjustment                (46.4)           8.0
  Pension accrual                            (39.9)          (8.1)
  Other deferred assets                      (58.2)         (46.6)
                                          -----------------------
Net Deferred Tax Liability                $1,676.1       $1,801.0
                                          -----------------------
                                          -----------------------


     The Company's 1991, 1992 and 1993 federal income tax returns are currently under examination by the Internal Revenue Service (the "IRS"). The Company has received an examination report for 1989 and 1990 proposing adjustments that would increase current income taxes payable by $14 million. The Company filed a protest of certain proposed adjustments on July 30, 1996 and is currently holding discussions with the Appeals Division of the IRS.

    The Company made income tax payments of $134 million, $208 million and $186 million in 1997, 1996 and 1995, respectively.

NOTE 14
EMPLOYMENT BENEFIT PLANS

RETIREMENT PLANS -- The Companies have pension plans covering substantially all of their employees. Benefits under the plan in the United States are based on the employee's years of service and average monthly pay in the 60 consecutive months of highest pay out of the last 120 months, with adjustments to reflect benefits estimated to be received from Social Security. Pension costs are funded annually by no more than the maximum amount of pension expense which can be deducted for federal income tax purposes. Unfunded prior service costs are amortized over the remaining service period of employees expected to receive benefits. At December 31, 1997, plan assets were primarily invested in common stocks, bonds and United States government obligations.


                                                         PACIFICORP        P. 57

     All permanent employees of Powercor engaged prior to October 4, 1994 are members of Division B or C of the Superannuation Fund (the "Fund") which provides defined benefits in the form of pensions (Division B) or lump sums (Division C). Both defined benefit Funds are closed to new members. Members who choose to contribute do so at rates of 3% or 6% of eligible salaries. Powercor employees engaged after October 4, 1994 are members of Division D of the Fund, which is a defined contribution fund in which members may contribute up to 20% of eligible salaries. At December 31, 1997, Powercor was no longer making contributions to Division B and C funds due to surplus amounts in these funds. During 1997, Powercor contributed to the Division D Fund at rates ranging from 6%-10% of eligible salaries.

     Net pension cost is summarized as follows:


MILLIONS OF DOLLARS/FOR THE YEAR               1997         1996         1995
--------------------------------------------------------------------------------
Service cost -- benefits earned              $  27.2      $  31.4      $  20.7
Interest cost on projected
   benefit obligation                           81.6         78.3         69.3
Actual gain on plan assets                     (76.5)       (66.3)      (120.9)
Net amortization and
   deferral                                      9.2          8.9         81.5
Regulatory deferral
   (see Note 4)                                   --         14.2         29.4
                                             ----------------------------------
Net Pension Cost                             $  41.5      $  66.5      $  80.0
                                             ----------------------------------
                                             ----------------------------------


     The funded status, net pension liability and significant assumptions are as follows:


MILLIONS OF DOLLARS/DECEMBER 31              1997           1996
--------------------------------------------------------------------------------
Actuarial present value of
  benefit obligations
  Vested benefit obligation               $  993.5       $  913.7
                                          -------------------------
  Accumulated benefit obligation           1,052.4          987.6
                                          -------------------------
Projected benefit obligation               1,216.2        1,114.3
Plan assets at fair value                  1,003.5          871.0
                                          -------------------------
Projected benefit obligation
  in excess of plan assets                   212.7          243.3
Unrecognized prior service cost              (15.2)         (13.7)
Unrecognized net loss                         (4.9)         (86.7)
Unrecognized net obligation                  (80.0)         (10.2)
Minimum liability adjustment                   5.5            2.9
                                          -------------------------
Net Pension Liability                     $  118.1        $ 135.6
                                          -------------------------
                                          -------------------------

Discount rate                             6.25%-7%     7.25%-7.5%
Expected long-term rate
  of return on assets                   7.5%-9.25%        8.5%-9%
Rate of increase in
  compensation levels                        4%-5%        4.5%-6%


OTHER POSTRETIREMENT BENEFITS -- Domestic Electric Operations provides health care and life insurance benefits through various plans for eligible retirees on a basis substantially similar to those who are active employees. The cost of postretirement benefits is accrued over the active service period of employees. The transition obligation represents the unrecognized prior service cost and is being amortized over a period of 20 years. For those employees retired at January 1, 1993, the Company funds postretirement benefit expense on a pay-as-you-go basis and has an unfunded accrued liability of $58 million at December 31, 1997. For those employees retiring after January 1, 1993, the Company funds postretirement benefit expense through a combination of funding vehicles. The Company funded $16 million and $28 million of postretirement benefit expense during 1997 and 1996, respectively. These funds are invested in common stocks, bonds and United States government obligations.

     The net periodic postretirement benefit cost is summarized as follows:


MILLIONS OF DOLLARS/FOR THE YEAR               1997         1996         1995
--------------------------------------------------------------------------------
Service cost -- benefits earned                $ 7.2        $ 6.9        $ 6.2
Interest cost on accumulated
   postretirement
   benefit obligation                           21.8         21.8         26.7
Amortization of
   transition obligation                        11.9         12.6         14.0
Regulatory deferral                              6.4          3.4         (4.5)
Net asset gain during the period
   deferred for future recognition              18.9          3.5          2.6
Actual gain on plan assets                     (31.5)       (12.6)        (8.8)
                                               --------------------------------
Net Periodic Postretirement
   Benefit Cost                                $34.7        $35.6        $36.2
                                               --------------------------------
                                               --------------------------------

     The accumulated postretirement benefit obligation ("APBO") was as follows:



MILLIONS OF DOLLARS/DECEMBER 31              1997           1996
--------------------------------------------------------------------------------
Retirees and dependents                     $172.2         $168.0
Fully eligible active plan
  participants                                12.0           10.1
Other active plan participants               143.2          131.0
                                            ----------------------
APBO                                         327.4          309.1
Plan assets at fair value                    179.8          135.1
                                            ----------------------
APBO in excess of plan assets                147.6          174.0
Unrecognized transition obligation          (209.3)        (223.2)
Unrecognized net gain                         64.3           51.2
                                            ----------------------
Accrued Postretirement
  Benefit Obligation                        $  2.6          $  2.0
                                            ----------------------
                                            ----------------------
Discount rate                                   7%           7.5%
Estimated long-term rate of
  return on assets                            9.3%             9%
Initial health care cost trend
  rate -- under 65                            8.3%           8.8%
Initial health care cost trend
  rate -- over 65                             8.3%           8.4%
Ultimate health care cost trend rate          4.5%           4.5%



P. 58        PACIFICORP

     The assumed health care cost trend rate gradually decreases over eight years. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rate by one percentage point would have increased the APBO as of December 31, 1997 by $29 million, and the annual net periodic postretirement benefit costs by $3 million.

POSTEMPLOYMENT BENEFITS -- Domestic Electric Operations provides certain postemployment benefits to former employees and their dependents during the period following employment but before retirement. The costs of these benefits are accrued as they are incurred. Benefits include salary continuation, severance benefits, disability benefits and continuation of health care benefits for terminated and disabled employees and workers compensation benefits. Accrued costs for postemployment benefits were $13 million and $5 million in 1997 and 1996, respectively.


PENDING EARLY RETIREMENT OFFER -- The Company has offered enhanced early retirement to approximately 1,200 employees who have until March 31, 1998 to accept the offer. The cost of the enhancement will have an impact on the funding status of the retirement and other postretirement benefit plans. However, the Company intends to fund a substantial portion of the increase in the accumulated benefit obligation.


STOCK INCENTIVE PLAN -- During 1997, the Company formalized a Stock Incentive Plan (the "Plan") under which selected employees, officers and directors and selected nonemployee agents, consultants, advisors and independent contractors may be granted options to purchase the Company's common stock. Options generally become exercisable in three equal installments on each of the first through third anniversaries of the grant date and have a maximum term of ten years. During 1997, options were granted to 193 officers and employees. Under the Plan options for 1,322,500 shares were granted on June 3, 1997 and options for 193,500 shares were granted on August 12, 1997 at exercise prices of $19.75 and $21.25, respectively. The weighted average estimated fair value of options granted was $2.78 per share. These options to purchase the Company's common stock were issued at 100% of market price on the dates the options were granted. None of the options were exercisable as of December 31, 1997. During 1997, options for 19,000 shares relating to the June 3, 1997 grant were forfeited. As permitted by SFAS 123, the Company has elected to account for the Plan under APB
25. Accordingly, no compensation expense has been recognized for the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant date consistent with SFAS 123, there would have been no impact on the Company's net income and earnings per common share.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used: dividend yield of 5.5%, risk-free interest rate of 6.8%, expected life of the options of ten years and volatility of 15%.

NOTE 15
ACQUISITIONS AND DISPOSITIONS

On April 15, 1997, Holdings, through a subsidiary, acquired all of the outstanding shares of common stock of TPC, a natural gas gathering, processing, storage and marketing company based in Houston, Texas, for approximately $265 million in cash and assumed debt of approximately $140 million. Following completion of a tender offer, TPC became a wholly owned subsidiary of Holdings through a cash merger at the same price. During May 1997, TPC retired $131 million of its outstanding long-term debt. This transaction was funded with capital contributions from PacifiCorp.

     On December 1, 1997, TPC sold all of the capital stock of three subsidiaries that hold its natural gas gathering and processing systems for $195 million in cash, before tax payments of $23 million. No gain or loss was recognized on the sale.

     On November 5, 1997, Holdings completed the sale of PGC for approximately $150 million in cash. An after-tax gain on the sale of $30 million, or $0.10 per share, was recognized in the fourth quarter of 1997.

     In September 1996, a consortium, known as the Hazelwood Power Partnership, purchased a 1,600 megawatt, coal-fired generating station and associated coal mine in Victoria, Australia for approximately $1.9 billion. The consortium financed the acquisition of the Hazelwood Plant and mine with approximately $858 million in equity contributions from the partners and $1 billion of nonrecourse borrowings at the partnership level. Holdings, which has a 19.9% interest in the partnership, financed its $145 million portion of the equity investment and the associated $12 million advance with long-term borrowings in the United States.

     On December 12, 1995, Holdings purchased Powercor, an electricity distributor in Australia, for approximately $1.6 billion in cash. Powercor is the largest electricity distribution company in the State of Victoria. The acquisition was accounted for as a purchase and the results of operations of Powercor have been included in the consolidated financial statements since December 12, 1995.

     In February 1998, PFS agreed to sell its investments in affordable housing for cash proceeds of approximately $81 million and assumption of debt of approximately $161 million. This sale transaction will not have a material impact on 1998 earnings.


                                                         PACIFICORP        P. 59

NOTE 16
SELECTED FINANCIAL AND SEGMENT INFORMATION


MILLIONS OF DOLLARS, EXCEPT PER SHARE
INFORMATION/FOR THE YEAR                            1997          1996           1995           1994                1993
------------------------------------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations                  $3,706.9      $2,991.8       $2,646.1       $2,686.2            $2,560.8
  Australian Electric Operations                   716.2         658.8           25.9             --                  --
  Unregulated Energy Trading(a)                  1,729.0          11.7             --             --                  --
  Other Operations(b)                              125.9         141.4          134.8          153.7               196.4
                                               -------------------------------------------------------------------------
  Total                                         $6,278.0      $3,803.7       $2,806.8       $2,839.9            $2,757.2
------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
  Domestic Electric Operations                  $  601.3        $869.8       $  800.9       $  819.3            $  784.3
  Australian Electric Operations                   150.5         127.4            5.5             --                  --
  Unregulated Energy Trading(a)                     (8.2)          0.1             --             --                  --
  Other Operations(b)                               58.9          89.1           84.2           38.3                44.1
                                               -------------------------------------------------------------------------
  Total                                         $  802.5      $1,086.4       $  890.6       $  857.6            $  828.4
------------------------------------------------------------------------------------------------------------------------
NET INCOME                                      $  663.7      $  504.9       $  505.0       $  468.0            $  479.1
------------------------------------------------------------------------------------------------------------------------
EARNINGS CONTRIBUTION (LOSS) ON COMMON STOCK
  Continuing operations
     Domestic Electric Operations               $  165.5      $  341.5       $  276.4       $  339.8            $  322.3
     Australian Electric Operations                 54.2          31.9            0.7             --                  --
     Unregulated Energy Trading(a)                  (7.5)         (0.1)            --             --                  --
     Other Operations(b)                            (9.6)         27.1           86.2           18.0                10.2
                                               -------------------------------------------------------------------------
     Total                                         202.6         400.4          363.3          357.8               332.5
  Discontinued operations(c)                       454.3          74.7          103.0           70.5               103.3
  Extraordinary item(d)                            (16.0)           --             --             --                  --
  Cumulative effect of change in
     accounting for income taxes                      --            --             --             --                 4.0
                                               -------------------------------------------------------------------------
  Total                                         $  640.9      $  475.1       $  466.3       $  428.3            $  439.8
------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE -- BASIC AND DILUTIVE
  Continuing operations
     Domestic Electric Operations               $   0.56      $   1.17       $   0.97       $   1.20            $   1.17
     Australian Electric Operations                 0.18          0.11             --             --                  --
     Unregulated Energy Trading(a)                 (0.03)           --             --             --                  --
     Other Operations(b)                           (0.03)         0.09           0.31           0.06                0.04
                                               -------------------------------------------------------------------------
     Total                                          0.68          1.37           1.28           1.26                1.21
  Discontinued operations(c)                        1.53          0.25           0.36           0.25                0.38
  Extraordinary item(d)                            (0.05)           --             --             --                  --
  Cumulative effect of change in
     accounting for income taxes                      --            --             --             --                0.01
                                               -------------------------------------------------------------------------
  Total                                         $   2.16       $  1.62       $   1.64       $   1.51             $  1.60
------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER COMMON SHARE        $   1.08       $  1.08       $   1.08       $   1.08             $  1.08
------------------------------------------------------------------------------------------------------------------------
MARKET PRICE PER COMMON SHARE(e)                $27 5/16       $20 1/2       $ 21 1/8       $ 18 1/8             $19 1/4
------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION
  Short-term debt                               $    555       $   903       $  1,132       $    513             $   668
  Long-term debt                                   4,415         4,829          4,509          3,391               3,497
  Preferred securities of Trust                      340           210             --             --                  --
  Redeemable preferred stock                         175           178            219            219                 219
  Preferred stock                                     66           136            312            367                 367
  Common equity                                    4,321         4,032          3,633          3,460               3,263
                                               -------------------------------------------------------------------------
  Total                                         $  9,872       $10,288       $  9,805       $  7,950             $ 8,014

------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                    $ 13,880       $13,812       $ 13,167       $ 11,000             $11,053
------------------------------------------------------------------------------------------------------------------------
TOTAL EMPLOYEES(e)                                10,087        10,118         10,418         10,083              10,630
------------------------------------------------------------------------------------------------------------------------



(a) Unregulated Energy Trading includes the natural gas and wholesale electricity trading activities of TPC and PPM, respectively. (b) Other Operations includes the operations of PFS and PGC, as well as the activities of Holdings, including financing costs. (c) Discontinued operations includes the Company's interest in PTI for all periods presented and TRT Communications, Inc. for 1993. (d) Extraordinary item includes a regulatory asset impairment pertaining to generation resources that are allocable to operations in California and Montana. (e) Unaudited.


P. 60        PACIFICORP

DOMESTIC ELECTRIC OPERATIONS

                                                                                                    5-YEAR
                                                                                    1997 TO 1996  COMPOUND
MILLIONS OF DOLLARS, EXCEPT AS                                                       PERCENTAGE     ANNUAL
NOTED/FOR THE YEAR                  1997      1996      1995      1994      1993     COMPARISON     GROWTH
----------------------------------------------------------------------------------------------------------
REVENUES
  Residential                   $  814.0  $  801.4  $  739.7  $  746.0  $  738.8          2%            3%
  Commercial                       640.9     623.3     576.9     571.7     546.1          3             4
  Industrial                       709.9     719.3     708.8     742.3     708.0         (1)           --
  Other                             31.7      32.5      29.7      30.7      29.8         (2)            1
                                --------------------------------------------------------------------------
     Retail sales                2,196.5   2,176.5   2,055.1   2,090.7   2,022.7          1             2
                                --------------------------------------------------------------------------
  Wholesale -- firm              1,289.3     635.4     487.7     456.2     422.5        103            29
  Wholesale -- nonfirm             138.7     103.4      32.3      76.5      77.3         34            14
                                --------------------------------------------------------------------------
     Wholesale trading sales     1,428.0     738.8     520.0     532.7     499.8         93            27
                                --------------------------------------------------------------------------
  Other                             82.4      76.5      71.0      62.8      38.3          8            21
                                --------------------------------------------------------------------------
  Total                          3,706.9   2,991.8   2,646.1   2,686.2   2,560.8         24             9
                                --------------------------------------------------------------------------
EXPENSES
  Fuel                             454.2     443.0     431.6     483.0     447.4          3            --
  Purchased power                1,296.5     618.7     386.7     394.5     369.0        110            33
  Other operations                 292.0     276.9     273.7     263.8     265.0          5             2
  Maintenance                      178.0     167.3     168.4     174.5     172.2          6             1
  Administrative and
     general                       227.8     176.3     160.5     142.7     138.2         29            10
  Depreciation and
     amortization                  389.1     343.4     320.4     301.6     280.5         13             6
  Taxes, other than
     income taxes                   97.6      96.4     103.9     106.8     104.2          1            (2)
  Special charges                  170.4        --        --        --        --          *             *
                                --------------------------------------------------------------------------
  Total                          3,105.6   2,122.0   1,845.2   1,866.9   1,776.5         46            12
                                --------------------------------------------------------------------------

INCOME FROM OPERATIONS             601.3     869.8     800.9     819.3     784.3        (31)           (2)
Interest expense                   319.0     291.8     311.9     264.3     270.4          9             3
Interest capitalized               (12.2)    (11.4)    (14.9)    (14.5)    (13.9)         7            (6)
Other (income) expense -- net       (5.8)      1.2     (25.3)    (30.2)    (13.1)         *             *
Income tax expense                 112.0     216.9     214.1     220.2     179.3        (48)           (7)
                                --------------------------------------------------------------------------

NET INCOME                         188.3     371.3     315.1     379.5     361.6        (49)           (5)


PREFERRED DIVIDEND
  REQUIREMENT                       22.8      29.8      38.7      39.7      39.3        (23)           (9)
                                --------------------------------------------------------------------------
EARNINGS CONTRIBUTION(a)         $ 165.5   $ 341.5   $ 276.4   $ 339.8   $ 322.3        (52)           (4)
                                --------------------------------------------------------------------------
                                --------------------------------------------------------------------------
IDENTIFIABLE ASSETS              $ 9,863   $ 9,864   $ 9,599   $ 9,372   $ 9,055         --             4
CAPITAL SPENDING                 $   490   $   596   $   455   $   638   $   637        (18)          (11)



 *   Not a meaningful number.
(a) Does not reflect elimination of interest on intercompany borrowing arrangements and includes income taxes on a separate-company basis.


                                                         PACIFICORP        P. 61

DOMESTIC ELECTRIC OPERATIONS STATISTICS (a)



                                                                                                    5-YEAR
                                                                                    1997 TO 1996  COMPOUND
MILLIONS OF DOLLARS, EXCEPT AS                                                       PERCENTAGE     ANNUAL
NOTED/FOR THE YEAR                  1997      1996      1995      1994      1993     COMPARISON     GROWTH
----------------------------------------------------------------------------------------------------------
ENERGY SALES
(Millions of kWh)
  Residential                     12,902    12,819    12,030    12,127    12,055          1%            3%
  Commercial                      11,868    11,497    10,797    10,645    10,085          3             4
  Industrial                      20,674    20,332    19,748    20,306    19,671          2             1
  Other                              705       640       592       623       602         10             3
                                --------------------------------------------------------------------------
     Retail sales                 46,149    45,288    43,167    43,701    42,413          2             2
                                --------------------------------------------------------------------------
  Wholesale -- firm               51,857    23,189    13,946    12,418    11,919        124            38
  Wholesale -- nonfirm             7,286     6,476     2,430     3,207     3,030         13            20
                                --------------------------------------------------------------------------
     Wholesale sales              59,143    29,665    16,376    15,625    14,949         99            35
                                --------------------------------------------------------------------------
  Total                          105,292    74,953    59,543    59,326    57,362         40            14
                                --------------------------------------------------------------------------
                                --------------------------------------------------------------------------

ENERGY SOURCE (%)
  Coal                                43        60        74        79        77        (28)          (12)
  Hydroelectric                        5         7         7         5         6        (29)            5
  Other                                2         1         2         2         1        100            --
  Purchase and
     exchange contracts               50        32        17        14        16         56            31
                                --------------------------------------------------------------------------

NUMBER OF RETAIL CUSTOMERS
(Thousands)
  Residential                      1,228     1,194     1,167     1,147     1,126          3             2
  Commercial                         170       167       160       158       154          2             2
  Industrial                          36        37        35        34        33         (3)            3
  Other                                4         4         4         3         4         --             6
                                --------------------------------------------------------------------------
  Total                            1,438     1,402     1,366     1,342     1,317          3             2
                                --------------------------------------------------------------------------
                                --------------------------------------------------------------------------

RESIDENTIAL CUSTOMERS
  Average annual usage (kWh)      10,644    10,866    10,395    10,646    10,811         (2)            1
  Average annual revenue
     per customer (Dollars)          672       679       639       655       663         (1)            1
  Revenue per kWh (Cents)            6.3       6.3       6.1       6.1       6.1         --            --

MILES OF LINE
  Transmission                    15,000    14,900    14,900    14,900    14,900          1            --
  Distribution
     -- overhead                  45,000    45,000    44,900    44,800    44,700         --            --
     -- underground               10,000     9,600     9,100     8,800     8,200          4             5

SYSTEM PEAK DEMAND
(Megawatts)
  Net system load (b)
     -- summer                     7,110     7,257     6,855     7,151     6,554         (2)            1
     -- winter                     7,403     7,615     7,030     7,174     7,268         (3)            1
  Total firm load
     -- summer (c)                10,871    10,572     8,899     8,830     8,390          3             5
     -- winter                    10,830    10,775     8,904     8,903     8,838          1             5

SYSTEM CAPABILITY
(Megawatts)(d)
  -- summer                       12,343    12,115    10,224    10,020     9,757          2             5
  -- winter                       12,618    12,160    10,994    10,391     9,916          4             5


(a)Unaudited. (b)Excludes off-system sales. (c) Includes firm off-system sales.
(d) Generating capability and firm purchases at time of firm peak.


P. 62        PACIFICORP

AUSTRALIAN ELECTRIC OPERATIONS


                                                                1997 TO 1996
MILLIONS OF DOLLARS, EXCEPT AS                                   PERCENTAGE
NOTED/FOR THE YEAR                  1997      1996      1995     COMPARISON
----------------------------------------------------------------------------
POWERCOR EARNINGS CONTRIBUTION(a)
  REVENUES
     Residential                   $ 239.2   $ 239.4    $ 10.5         --%
     Commercial                      207.9     165.5       5.9          26
     Industrial                      191.8     179.3       6.4           7
     Other                            44.4      44.4       2.6          --
                                   -----------------------------------------
       Energy sales                  683.3     628.6      25.4           9
     Other                            32.9      30.2       0.5           9
                                   -----------------------------------------
     Total                           716.2     658.8      25.9           9
                                   -----------------------------------------
  EXPENSES
     Purchased power                 308.5     305.1      11.0           1
     Other operations                100.7      62.3       2.5          62
     Maintenance                      33.3      50.0       0.3         (33)
     Administrative and general       54.9      40.7       3.4          35
     Depreciation and amortization    67.1      71.6       3.1          (6)
     Taxes, other than income
       taxes                           1.2       1.7       0.1         (29)
                                   -----------------------------------------
     Total                           565.7     531.4      20.4           6
                                   -----------------------------------------
  INCOME FROM OPERATIONS             150.5     127.4       5.5          18
  Interest expense                    63.5      75.2       3.8         (16)
  Other (income) expense -- net       (1.8)      0.4       0.5           *
  Income tax expense                  32.9      19.1       0.5          72
                                   -----------------------------------------
POWERCOR EARNINGS CONTRIBUTION     $  55.9   $  32.7     $ 0.7          71
                                   -----------------------------------------
                                   -----------------------------------------
HAZELWOOD EARNINGS CONTRIBUTION(a) $  (1.7)  $  (0.8)     $ --        (113)
                                   -----------------------------------------
                                   -----------------------------------------
IDENTIFIABLE ASSETS                $ 1,786   $ 2,065   $ 1,751         (14)
CAPITAL SPENDING                   $    84   $   225   $ 1,591         (63)
ENERGY SALES (Millions of kWh)(b)
  Residential                        2,683     2,608       112           3
  Commercial                         3,082     1,926        66          60
  Industrial                         4,755     3,282       152          45
  Other                                524       494        32           6
                                   -----------------------------------------
  Total                             11,044     8,310       362          33
                                   -----------------------------------------
                                   -----------------------------------------

NUMBER OF CUSTOMERS(b)(c)
  Residential                      459,780   453,978   448,623           1
  Commercial
     Franchise                      48,438    47,918    47,358           1
     Contestable                     1,383       680        17         103
  Industrial
     Franchise                       8,899     8,005     8,422          11
     Contestable                       541       417         5          30
  Other
     Franchise                      35,842    35,808    35,700          --
     Contestable                         7         8        --         (13)
                                   -----------------------------------------
  Total                            554,890   546,814   540,125           1
                                   -----------------------------------------
                                   -----------------------------------------


*    Not a meaningful number.
(a) Results of operations are included since dates of acquisition, December 12, 1995 for Powercor and September 13, 1996 for Hazelwood.
(b)  Unaudited.
(c) Aggregate number of customers in Powercor's distribution service area, together with contestable customers located outside of Powercor's distribution service area.


                                                         PACIFICORP        P. 63

UNREGULATED ENERGY TRADING
Unregulated Energy Trading includes the natural gas and wholesale electricity trading activities of TPC and PPM, respectively. TPC was purchased on April 15, 1997. Natural gas revenues, gross margin and net income for 1997 include $19 million, $14 million, and $3 million, respectively, relating to the natural gas gathering and processing operations of TPC that were sold in December 1997.


MILLIONS OF DOLLARS/FOR THE YEAR         1997           1996
------------------------------------------------------------
REVENUES
  Natural gas                        $  815.8         $   --
  Electricity                           913.2           11.7
                                     -----------------------
  Total                               1,729.0           11.7
                                     -----------------------
                                     -----------------------

COST OF SALES
  Natural gas                           801.0             --
  Purchased electric power              909.3            8.0
                                     -----------------------

GROSS MARGIN                             18.7            3.7
  Depreciation and amortization          10.7             --
  Administrative and other               16.2            3.6
                                     -----------------------

INCOME (LOSS) FROM OPERATIONS
  Natural gas                            (5.8)            --
  Electricity                            (2.4)           0.1
                                     -----------------------
  Total                                  (8.2)           0.1
                                     -----------------------

INTEREST EXPENSE                          2.8            0.2
                                     -----------------------
                                     -----------------------

NET LOSS
  Natural gas                            (5.9)            --
  Electricity                            (1.6)          (0.1)
                                     -----------------------
  Total                                 $(7.5)        $ (0.1)
                                     -----------------------
                                     -----------------------

ENERGY SALES(a)
  Natural gas (MMcf)(b)               283,000             --
  Electricity (millions of kWh)        35,800            497

IDENTIFIABLE ASSETS                  $    478          $   7

CAPITAL SPENDING                      $    75          $  --


(a) Unaudited. (b) Excludes volumes relating to natural gas gathering and processing activities.

OTHER OPERATIONS
Other Operations include the operations of PFS, PGC and several start-up-phase ventures, as well as the activities of Holdings, including financing costs. PGC assets were sold on November 5, 1997 and in February 1998 a definitive agreement was reached to sell the real estate assets of PFS.


MILLIONS OF DOLLARS/FOR THE YEAR    1997      1996      1995      1994    1993
--------------------------------------------------------------------------------
EARNINGS CONTRIBUTION
  PFS                             $ 30.2    $ 34.1    $ 30.4  $  3.0   $ (3.1)
  PGC                               10.4       7.8       5.6     8.5      6.5
  Tax settlement                      --        --      32.2      --       --
  Holdings and other               (50.2)    (14.8)     18.0     6.5      6.8
                                  ----------------------------------------------
  Total                           $ (9.6)    $27.1    $ 86.2  $ 18.0    $10.2
                                  ----------------------------------------------
                                  ----------------------------------------------

IDENTIFIABLE ASSETS
  PFS                                692       708       697     731    1,116
  PGC                                 --       123       116     113      122
  Holdings and other(a)            1,061       276       253     252      251
                                  ----------------------------------------------
  Total                           $1,753    $1,107    $1,066  $1,096   $1,489
                                  ----------------------------------------------
                                  ----------------------------------------------
CAPITAL SPENDING                  $  140    $   56    $   44  $   13   $   44



(a) During 1997, the Company generated $1.8 billion of cash, excluding $370 million of current income tax liabilities, from sales of assets with carrying values of $822 million. See Notes 3 and 15.


P. 64  PACIFICORP


SUPPLEMENTAL INFORMATION
QUARTERLY FINANCIAL DATA (UNAUDITED)
                                                                       MARCH          JUNE         SEPTEMBER           DECEMBER
MILLIONS OF DOLLARS/EXCEPT PER SHARE AMOUNTS/QUARTER ENDED              31             30             30                  31
1997
Revenues                                                        $   1,041.8     $ 1,220.1      $ 2,010.6           $  2,005.5
Income from operations                                                261.4         221.9          281.1                 38.1
Income from continuing operations                                     102.7          75.7           46.9                  0.1
Discontinued operations                                                18.3          19.1           27.1                389.8
Extraordinary item                                                       --            --             --                (16.0)
Net income                                                            121.0          94.8           74.0                373.9
Earnings on common stock                                              114.9          88.7           68.2                369.1
Earnings per common share:
 Continuing operations                                                 0.32          0.24           0.14                (0.02)
 Discontinued operations                                               0.07          0.06           0.09                 1.31
 Extraordinary item                                                      --            --             --                (0.05)
Common dividends paid and
 declared per share                                                    0.27          0.27           0.27                 0.27
Common stock price
 per share (NYSE)
   High                                                              21 3/4        22 3/8         23 3/8              27 5/16
   Low                                                               20 1/8        19 1/4        20 9/16              21 7/16
1996
Revenues                                                        $     883.4     $   856.6      $ 1,011.9           $  1,051.8
Income from operations                                                276.9         218.5          297.3                293.7
Income from continuing operations                                     114.0          81.3          122.6                112.3
Discontinued operations                                                15.9          17.9           20.3                 20.6
Net income                                                            129.9          99.2          142.9                132.9
Earnings on common stock                                              120.9          90.2          136.6                127.4
Earnings per common share:
 Continuing operations                                                 0.36          0.25           0.39                 0.37
 Discontinued operations                                               0.06          0.06           0.07                 0.06
Common dividends paid and
 declared per share                                                    0.27          0.27           0.27                 0.27
Common stock price
 per share (NYSE)
   High                                                                  22        22 1/2         22 3/8                   22
   Low                                                               20 1/8        19 1/2         19 5/8               19 7/8


A significant portion of the operations are of a seasonal nature. Previously reported quarterly information has been revised to reflect certain reclassifications. These reclassifications had no effect on previously reported consolidated net income.
  In the fourth quarter of 1997, the Company recorded after-tax amounts as follows: asset sales gains of $395 million or $1.33 per share, special charges of $106 million, or $0.36 per share, and an extraordinary charge of $16 million, or $0.05 per share. See Notes 4, 5, and 15. Additionally, in the fourth quarter of 1997, the Company recorded after-tax depreciation adjustments of $10 million, or $0.03 per share, and an SAP process reengineering charge of $9 million, or $0.03 per share.
  See Note 3 for information regarding discontinued operations.
  On March 1, 1998, there were 115,693 common shareholders of record.

                                                          PACIFICORP       P. 65